Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

SenoRx, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

A. The name of this corporation on the original Certificate of Incorporation is BiopSolation Medical, Inc. The original Certificate of Incorporation was filed with the Secretary of the State of Delaware on January 21, 1998.

B. Pursuant to Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of this corporation.

C. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated as follows:

ONE The name of this corporation is SenoRx, Inc.

TWO The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

THREE The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOUR This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is 76,032,040 shares, 45,000,000 shares of which shall be Common Stock (the “Common Stock”) with a par value of $.001 and 31,032,040 shares of which shall be Preferred Stock (the “Preferred Stock”) with a par value of $.001.

FIVE The rights, preferences, privileges, restrictions and other matters relating to the 31,032,040 shares of Preferred Stock are as follows:

1. Designation. 3,000,000 shares of Preferred Stock are hereby designated Series A Preferred Stock (“Series A Preferred”), 3,532,040 shares of Preferred Stock are hereby designated as

Series B Preferred Stock (the “Series B Preferred”), and 24,500,000 shares of Preferred Stock are hereby designated as Series C Preferred Stock (the “Series C Preferred”).

2. Dividends. The holders of the Series A Preferred, Series B Preferred, and Series C Preferred shall be entitled, when and if declared by the Board of Directors of the corporation, to dividends out of the corporation’s assets legally available therefor at the rate of $0.08, $0.20, and $0.16 per share per annum, respectively. Dividends on the Preferred Stock shall be payable in preference and prior to any payment of any dividend on the Common Stock of the corporation. Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, when and if declared by the Board of Directors, to dividends out of the corporation’s assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock; and provided further that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend. The right to such dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period. If at any time the corporation pays less than the total amount of dividends then declared but unpaid with respect to the Series A Preferred, Series B Preferred, or Series C Preferred, such payment shall be distributed ratably among the holders of Series A Preferred, Series B Preferred, and Series C Preferred entitled to the payment of dividends at such time in proportion to the respective dividend rates of the Series A Preferred, Series B Preferred, and Series C Preferred.

3. Liquidation Preference.

(a) Series C Preference. In the event of any liquidation, dissolution or winding up of the corporation, either voluntarily or involuntarily, the holders of Series C Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the corporation to the holders of Series A Preferred, Series B Preferred, or Common Stock of the corporation, an amount equal to $1.96 per share for each share of Series C Preferred so held, plus a further amount equal to any dividends declared but unpaid on such shares. If, upon such liquidation, dissolution or winding up of the corporation, the assets of the corporation are insufficient to provide for the cash payment of the full aforesaid preferential amount to the holders of Series C Preferred, such assets as are available shall be distributed ratably among the holders of Series C Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(b) Series A Preferred and Series B Preferred Preference. After payment or setting aside of payment to the holders of Series C Preferred of the full amounts described in Article V, Section 3(a), the holders of Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the remaining assets or surplus funds of the corporation to the holders of Common Stock of the corporation, an amount equal to $1.00 per share for each share of Series A Preferred then so held and an amount equal to $2.50 per share for each share of Series B Preferred then so held, plus a further amount equal to any dividends declared but unpaid on such shares. If, after payment or setting aside of payment to the holders of Series C Preferred of the full amounts described in Article V, Section 3(a), the remaining the assets of the corporation are insufficient to provide for the cash payment of the full preferential amount to the holders of Series A and Series B Preferred, such assets as are available shall be distributed ratably among the holders of Series A and Series B Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(c) Remaining Assets. All of the preferential amounts to be paid to the holders of the Preferred Stock under this Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets of this corporation to, the holders of the Common Stock in connection with such liquidation, dissolution or winding up. After the payment or the setting apart of payment to the holders of the Preferred Stock of the preferential amounts so payable to them, the remaining assets of the corporation available for distribution to stockholders shall be distributed ratably among the holders of Common Stock and Series C Preferred Stock (based on the number of shares of Common Stock such holders would be entitled to receive if they converted their Series C Preferred Stock at such time). Such distribution to the holders of Series C Preferred Stock shall be in addition to, and not in lieu of, the preferential distribution to the holders of Series C Preferred Stock pursuant to subpart (a) of this Section 3.

(d) Consolidation or Merger. A merger, consolidation or sale of all or substantially all of the assets of the corporation to another corporation, person or entity which will result in the corporation’s stockholders immediately prior to such transaction not holding (by virtue of such shares or securities issued solely with respect thereto) at least fifty percent (50%) of the voting power of the surviving, continuing or purchasing entity, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 3; provided, however, that any payments made under this Section 3 may be made in cash or in securities or other property received from the acquiring entity or in a combination thereof, on the closing of such transaction.

(e) Noncash Distributions. If any of the assets of the corporation are to be distributed other than in cash under this Section 3 or for any purpose, then the Board of Directors of the corporation shall promptly engage independent competent appraisers acceptable to a majority of the Preferred Directors (as defined below) to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The corporation shall, upon receipt of such appraiser’s valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser’s valuation. Notwithstanding the above, any securities to be distributed to the stockholders shall be valued as follows:

(i) If traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) business days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the corporation and the holders of not less than a majority of the outstanding shares of Preferred Stock, provided that if the corporation and the holders of a majority of the outstanding shares of Preferred Stock are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the corporation, but acceptable to the holders of a majority of the outstanding shares of Preferred Stock.

(f) Notice of Transaction. The corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholder’s meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3 and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein or sooner than ten (10) days after the corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the shares of Preferred Stock then outstanding.

4. Voting Rights.

(a) Right To Vote. Except as otherwise provided herein or required by law, the holder of each share of Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted pursuant to Section 5 hereof at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken. Except as otherwise provided herein or required by law, the Preferred Stock shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula shall be rounded to the nearest whole number (with one-half rounded upward to one).

(b) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share held.

(c) Board of Directors. The holders of the Series A Preferred, voting as a separate class, shall be entitled to elect one (1) director of the corporation, the holders of the Series B Preferred, voting as a separate class, shall be entitled to elect one (1) director, the holders of the Series C Preferred, voting as a separate class, shall be entitled to elect two (2) directors (the four (4) directors elected by the holders of each of Series A Preferred, Series B Preferred, and Series C Preferred, each voting as a separate class, shall be collectively referred to as the “Preferred Directors”), and the holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) directors. All remaining directors shall be elected by the holders of the Common Stock and the Preferred Stock voting together as a single class. Notwithstanding any Bylaw provision to the contrary, the stockholders entitled to elect a particular director shall be entitled to remove such director or to fill a vacancy in the seat formerly held by such director, all in accordance with the applicable provisions of the Delaware General Corporation Law. This Section 4(c) shall not apply unless at least 1,800,000 shares of Preferred Stock (as adjusted for stock dividends, stock splits, recapitalizations and the like) are outstanding.

5. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right To Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the corporation or any transfer agent for such Preferred Stock. Each share of Preferred Stock shall be convertible into the number of fully paid and nonassessable shares of Common Stock which results from dividing the “Conversion Price” per share in effect for such series of Preferred Stock at the time of conversion into the “Conversion Value” per share of such series of Preferred Stock. The number of shares of Common Stock into which each series of Preferred Stock is convertible is hereinafter collectively referred to as the “Conversion Rate” for such series. The Conversion Price per share of the Series A Preferred shall be $1.00. The Conversion Price per share of Series B Preferred shall be $2.16; provided however, effective immediately prior to the automatic conversion of Preferred Stock pursuant to Article V, Section 5(b) hereunder, the Conversion Price per share of Series B Preferred shall be adjusted to $2.19. The Conversion Price per share of Series C Preferred shall be $1.96. The Conversion Value per share of the Series A Preferred shall be $1.00. The Conversion Value per share of Series B Preferred shall be $2.50. The Conversion Value per share of Series C Preferred shall be $1.96. The Conversion Price of each series of Preferred Stock shall be subject to adjustment as hereinafter provided.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Rate immediately upon the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the corporation’s securities (as that term is defined under the Securities Act of 1933, as then in effect) with aggregate gross proceeds to the corporation of at least $20,000,000.

(c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for such Preferred Stock and shall give written notice to the corporation at such office that such holder elects to convert the same. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(d) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the applicable Conversion Price.

(e) Adjustment of Conversion Price. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) If after the date of filing this Amended and Restated Certificate of Incorporation, the corporation shall issue any Common Stock (other than “Excluded Stock,” as defined below, or stock dividends, subdivisions, split-ups, combinations or dividends, which are covered by Sections 5(e)(iii), (iv), and (v)), for a consideration per share less than the Conversion Price for any series of Preferred Stock in effect immediately prior to the issuance of such Common Stock, the Conversion Price for such series of Preferred Stock in effect immediately after each such issuance shall forthwith be adjusted, if shares of such series of Preferred Stock are outstanding, to a price equal to the quotient obtained by dividing:

(1) an amount equal to the sum of

(a) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued and outstanding pursuant to subdivision (2)(c) of this Section 5(e)(i) and to subdivision (3) of Section 5(e)(ii)) immediately prior to such issuance multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance (or such higher price for which such shares of Common Stock were actually issued), plus

(b) the consideration received by the corporation upon such issuance, by

(2) the total number of shares of Common Stock outstanding (including any shares of Common Stock issuable upon conversion of the Preferred Stock, or deemed to have been issued and outstanding pursuant to subdivision (2)(c) of this Section 5(e)(i) and to subdivision (3) of Section 5(e)(ii)) immediately after the issuance of such Common Stock.

For the purposes of any adjustment of a Conversion Price pursuant to this Section 5(e)(i), the following provisions shall be applicable:

a) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the corporation in connection with the issuance and sale thereof.

b) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors of the corporation, in accordance with generally accepted accounting treatment; provided, however, that if, at the time of such determination, the corporation’s Common Stock is traded in the over-the-counter market or on a national or regional securities exchange or the NASDAQ Stock Market, such fair market value as determined by the Board of Directors of the corporation shall not exceed the aggregate “Current Market Price” (as defined below) of the shares of Common Stock being issued.

c) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock):

(A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

(B) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

(C) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

(D) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price for such series shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

(ii) “Excluded Stock” shall mean:

(1) all shares of Common Stock, options, warrants and the Common Stock issuable upon the exercise thereof issued and outstanding on the date hereof;

(2) all shares of Common Stock into which the shares of Preferred Stock are convertible;

(3) all shares of Common Stock or other securities (including, but not limited to, options to purchase Common Stock or any other securities) or warrants issuable to employees, officers, consultants or directors of, or licensors of technology to, the corporation, under any agreement, arrangement or plan, including any incentive stock plan, approved by the Board of Directors of the corporation;

(4) all shares of Common Stock or other securities, or options or warrants to purchase Common Stock or any such other securities issued or to be issued to suppliers, lessors or lenders to the corporation, pursuant to any plan or arrangement approved by the Board of Directors of the corporation and a majority of the Preferred Directors; and

(5) up to 23,755,471 shares of Series C Preferred Stock, or warrants to purchase Series C Preferred Stock or securities convertible into or exchangeable for Series C Preferred Stock, and the Common Stock issuable upon conversion thereof.

All outstanding shares of Excluded Stock (including any shares issuable upon conversion of the Preferred Stock or upon exercise of outstanding options, but excluding shares reserved for issuance for option plans for which options have not yet been granted) shall be deemed to be outstanding for all purposes of the computations of Section 5(e)(i) above.

(iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price for the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

(iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price for such series shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of shares of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(v) In case the corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Conversion Price for the Preferred Stock in effect thereafter shall be determined by multiplying the Conversion Price for the Preferred Stock in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Current Market Price, of one share of Common Stock less (y) the amount of such cash dividend in respect of one share of Common Stock or the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the stock, securities, evidences or indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, as the case may be, and of which the denominator shall be the Current Market Price of one share of Common Stock. Such adjustment shall be made on the date such dividend or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend or distribution.

(vi) In case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another person (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the corporation as an entirety to any other person, the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this Section 5(e)(vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(vii) All calculations under this Section 5 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(viii) For the purpose of any computation pursuant to this Section 5(e), the “Current Market Price” at any date of one share of Common Stock, shall be deemed to be the average of the highest reported bid and the lowest reported offer prices on the preceding business day as furnished by the National Quotation Bureau, Incorporated (or equivalent recognized source of quotations); provided, however, that if the Common Stock is not traded in such manner that the quotations referred to in this Section 5(e) are available for the period required hereunder, Current Market Price shall be determined in good faith by the Board of Directors of the corporation.

(f) Minimal Adjustments. No adjustment in a Conversion Price need be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

(g) No Impairment. The corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment. This provision shall not restrict the corporation’s right to amend its Amended and Restated Certificate of Incorporation with the requisite stockholder consent.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 5, the corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Stock held by such holder.

(i) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the corporation shall mail to each holder of Preferred Stock at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(j) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(k) Notices. Any notice required by the provisions of this Section 5 to be given to the holder of shares of Preferred Stock shall be deemed given upon receipt, or refusal of receipt, if delivered personally or by courier, or forty-eight (48) hours after being deposited as first class or express mail in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

(l) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the then outstanding shares of such series. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

6. Protective Provisions. So long as 2,500,000 shares of Preferred Stock shall be outstanding (as adjusted for stock dividends, stock splits, recapitalizations and the like) the corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of more than a majority of the outstanding shares of Preferred Stock:

(a) Authorized Number. Increase or decrease the aggregate authorized number of shares of Preferred Stock;

(b) No Adverse Change. Adversely alter or change the restrictions, rights, preferences, or privileges of the Preferred Stock;

(c) Amendment to Certificate of Incorporation. Amend the Certificate of Incorporation of the corporation;

(d) Create Any New Class or Series. Create any new class or series of shares having any rights, preferences, or privileges superior to or on a parity with the Preferred Stock;

(e) Issuance of New Securities. Issue any new class or series of shares having any rights, preferences, or privileges superior to or on a parity with the Preferred Stock other than Excluded Stock;

(f) Merger or Consolidation. Merge or consolidate with any other corporation, except into or with a wholly owned subsidiary of the corporation with the requisite stockholder approval, or effect a change in voting control;

(g) Sale of Assets. Sell, convey, or otherwise dispose of, all or substantially all of the property or business of the corporation;

(h) Section 305. Do any act or thing which would result in the taxation of the holders of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any successor provision); or

(i) Distributions. Redeem or repurchase or otherwise make any distributions with respect to outstanding securities, other than (i) the repurchase of shares of Common Stock issued to or held by employees, directors or consultants of or to the corporation or any of its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of such repurchase between the corporation and such persons and (ii) the repurchase of shares of Common Stock in connection with the exercise of the right of first refusal pursuant to agreements providing for the right of first refusal between the corporation and any of its stockholders; or

(j) Indebtedness. Issue any note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money involving more than $1,000,000 in the aggregate; provided, however, that the Company may take such action without obtaining approval of the holders of Preferred Stock if such action is approved by the Board of Directors including at least one director elected by the holders of Series C Preferred Stock.

7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The corporation shall use its commercially reasonable efforts to effect a corresponding reduction in the corporation’s authorized capital stock.

8. Residual Rights. All rights accruing to the outstanding shares of capital stock not expressly provided for to the contrary herein shall be vested in the Common Stock.

SIX The following is applicable to the Common Stock:

1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section 3 of Article Five hereof.

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

SEVEN The corporation is to have perpetual existence.

EIGHT In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

NINE The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

TEN To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify to the fullest extent permitted by the law, any person made or threatened to be made a party, to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact the he or she, or his or her testator or intestate, is or was a director or officer of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director or officer at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ELEVEN The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President, this 3rd day of May, 2006.

/s/ Lloyd Malchow
Lloyd Malchow, President and Chief Executive Officer